EXHIBIT 99.(a)

Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


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Florida Public Service Commission Approves Buy-down of another Florida Power
Cogen Contract

ST. PETERSBURG, Florida, June 25, 1997 -- Yesterday, the Florida Public Service Commission (FPSC) voted 3-2 in favor of Florida Power Corporation's petition to buy down the last three years and seven months of a 110-megawatt purchased power contract with Lake Cogen, Ltd.

Yesterday's approval by the FPSC is the third such approval received this year concerning high-cost purchased power contracts for which Florida Power has submitted cost-saving proposals to the FPSC.

In April, the FPSC approved a settlement agreement between Florida Power and Pasco Cogen, Ltd. The settlement agreement for this 109-megawatt purchased power contract included the buy-down of the last four years and seven months.

In May, the FPSC approved the purchase of the 220-megawatt Tiger Bay cogeneration plant located in Ft. Meade, Florida. Florida Power intends to add this plant to its fleet of fossil-fired power plants. The Tiger Bay facility, built in 1994, uses an advanced gas-fired combined-cycle technology. Florida Power expects to complete the purchase of the plant in July. The purchase will be funded primarily through the issuance of medium-term notes.

Florida Power has been aggressively seeking ways to reduce the long-term impact of high-cost purchased power contracts that it was mandated to sign under provisions of the Public Utility Regulatory Policies Act of 1978. When combined with the other approved settlements, the Lake Cogen settlement results in Florida Power successfully mitigating about 440 megawatts, or more than 40 percent, of its 1,048 megawatts of commitments to 16 cogenerators.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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